Exhibit 99.1

Overseas Shipholding Group Provides Guidance Regarding Class B Dividend on Settlement of Proskauer Lawsuit

New York, NY – February 16, 2016 – Overseas Shipholding Group, Inc. (NYSE MKT:OSG, OSGB) (the “Company” or “OSG”) announced today that, in connection with the previously-announced settlement of the Company’s lawsuit against Proskauer Rose LLP (“Proskauer”), its Board of Directors expects to declare a dividend of approximately $0.16 to $0.18 per Class B common share and to make a cash distribution of approximately $0.16 to $0.18 per Class B warrant.

Each of the record holders of the Company’s Class B common stock and Class B warrants will be entitled to receive a cash distribution equal to their pro rata portion of an aggregate of 10% of proceeds received by the Company as a result of its lawsuit against Proskauer, less certain costs and expenses (as determined by the Company’s board of directors), including legal fees, of the Company related to that lawsuit and counterclaims filed by Proskauer. The Company’s estimates concerning the approximate dividend and distribution amounts are preliminary and subject to revision. The final calculation of the exact amount of the dividend, the date on which any dividend and cash payment may become payable and the related record date for any such payments will only be determined once the settlement payment has been received by the Company, and the payment of any dividend or payment remains subject to such receipt.

“We are pleased that we will soon be in a position to pay a dividend in connection with the final settlement of the Proskauer lawsuit, which reflects our requirement to return a percentage of the proceeds to our Class B securityholders,” said Captain Ian T. Blackley, OSG’s president and CEO. “With this matter behind us we can increase our focus on executing on our strategy and delivering value for our shareholders.”

Each share of Class B common stock will automatically convert into one share of Class A common stock and each Class B warrant will automatically convert into one Class A warrant on the tenth business day after both the entry of a final order approving a stipulation of dismissal of the Proskauer lawsuit and the distribution of the above described dividend and payment to the holders of Class B securities.

About OSG

Overseas Shipholding Group, Inc. (NYSE MKT:OSG, OSGB) is a publicly traded tanker company providing energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets. OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY. More information is available at www.osg.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to the Company’s plans to issue dividends and make payments to securityholders, its prospects, including statements regarding trends in the tanker and articulated tug/barge markets, and including prospects for certain strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Company’s Annual Report for 2014 on Form 10-K under the caption “Risk Factors” and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

Brian Tanner, Overseas Shipholding Group, Inc.

(212) 578-1645

btanner@osg.com